Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 21, 2012 (except for Note 16, as to which the date is September 20, 2012), included in the Registration Statement (Form S-4) and related Prospectus of Michaels Stores, Inc. for the registration of $200,000,000 of 7 ¾% Senior Notes due November 1, 2018.

/s/ Ernst & Young LLP

Dallas, Texas

November 15, 2012